EXHIBIT 23.2


                               CONSENT OF KPMG LLP



KPMG LLP

                          Independent Auditors' Consent



The Board of Directors and Stockholders
United Financial Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-53308) on Form S-8 of United Financial Corp. of our report dated January 26, 2001, with respect to the consolidated balance sheet of United Financial Corp. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows, for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001, annual report on Form 10-K of United Financial Corp.


/s/ KPMG LLP

Billings, Montana
March 26, 2002